Exhibit 10.24
COMCAST CORPORATION
NON-QUALIFIED PERFORMANCE STOCK OPTION AWARD AGREEMENT
This Non-Qualified Performance Stock Option Award Agreement dated [●] (together with all schedules hereto, this “Agreement”) is being entered into by and between Comcast Corporation, a Pennsylvania corporation (including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise) (the “Company”) and [●] (the “Grantee”).
1.    Definitions. The following terms have the meanings ascribed to them below. Capitalized terms used in this Agreement but not defined herein have the meanings given to them in the Plan.
(a)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
(b)    “Board” means the board of directors of the Company.
(c)    “Cause” has the meaning given to such term or a similar term in the Grantee’s employment agreement with the Company, or, if no such agreement exists or has expired prior to such time, then “Cause” means: (A) conviction of or guilty/no contest plea to a felony or a crime involving moral turpitude, the nature and circumstances of which are determined in the Company’s discretion to disqualify Employee from continued employment with Company; (B) fraud; (C) embezzlement or other misappropriation of funds; (D) material misrepresentation with respect to the Company; (E) substantial and/or repeated failure to perform duties; (F) gross negligence or willful misconduct in the performance of duties; (G) commission of any act or involvement in any situation, or occurrence, which brings Employee or the Company into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or Employee’s or the Company’s being subject to publicity for any such act or involvement; or (H) material violation of the Employee Handbook, the Code of Conduct or any other written Company policy, including, without limitation, a material violation of the Company’s anti-harassment and anti-discrimination policies.
(d)    “Change in Control” means “Change in Control” as defined in the Plan.
(e)    “Closing” means the closing of the acquisition and sale of the Shares as described in, and subject to the provisions of, Paragraph 11 hereof.
(f)    “Closing Date” means the date of the Closing.
(g)    “Code” means the Internal Revenue Code of 1986, as amended.
(h)    “Committee” means those members of the Board who have been designated pursuant to the Plan to act in that capacity.
(i)    “Common Stock” means the Company’s Class A Common Stock, par value, $.01 per share.

(j)    “Company Group” means the Company and each of its Subsidiaries.
(k)    “Date of Exercise” means the date on which the notice required by Paragraph 7 hereof is delivered to the Company, in the form and in such manner as provided by the Committee from time to time.
(l)    “Date of Grant” means the date first set forth in the Long-Term Incentive Award Summary Schedule.
(m)    “Disability” means a disability within the meaning of section 22(e)(3) of the Code.
(n)    “Earned Options” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(o)    “Expiration Date” means the earliest of the following:
(1)    If the Grantee’s Termination of Employment is for Cause, the date of such Termination of Employment;
(2)    If the Grantee’s Termination of Employment is without Good Reason, the 90th day following the date of Termination of Employment;
(3)    Subject to cancellation by the Committee pursuant to Paragraph 3(e), following the Grantee’s Termination of Employment (other than for Cause or without Good Reason), the day before the tenth anniversary of the Date of Grant; or
(4)    The day before the tenth anniversary of the Date of Grant.
(p)    “Fair Market Value” means the Fair Market Value of a Share, as determined pursuant to the Plan.
(q)    “Good Reason” has the meaning given to such term or a similar term in the Grantee’s employment agreement with the Company, or, if no such agreement exists or has expired prior to such time, then “Good Reason” means (i) a substantial demotion in Grantee’s position or (ii) a material breach of this Agreement of any employment agreement between the Grantee and the Company (which, as to either such item, if capable of being cured (as reasonably determined by the Company), shall remain uncured following ten (10) business days after written notice thereof).
(r)    “HSR” means the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended.
(s)    “Long-Term Incentive Awards Summary Schedule” means the schedule attached hereto, which sets forth specific information relating to the grant, vesting and exercise of the Performance Stock Option.
(t)    “Maximum Options Shares” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(u)    “Option Price” means the per Share exercise price of the Performance Stock Option, as calculated pursuant to the Plan and set forth on the attached Long-Term Incentive Awards Summary Schedule.

(v)    “Performance Condition” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(w)    “Performance Stock Option” means the non-qualified stock option subject to Service Conditions and Performance Conditions granted to Grantee pursuant to this Agreement.
(x)    “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.
(y)    “Plan” means the Comcast Corporation 2003 Stock Option Plan (as amended from time to time and including any successor plan thereto) incorporated herein by reference.
(z)    “Pro Rata Amount” means a fraction, (i) the numerator of which is the sum of (A) the number of calendar days elapsed during the period starting with and inclusive of [●] and ending on the effective date of the Grantee’s Termination of Employment plus (B) the number of days of continued vesting to which Grantee is entitled upon a Termination of Employment by the Company without Cause or by the Grantee for Good Reason (but in no event to exceed [●] days) and (ii) the denominator of which is [●].
(aa)    “Service Condition” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(bb)    “Service Vesting Date” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(cc)    “Shares” mean the total number of shares of Common Stock, which are the subject of the Performance Stock Option hereby granted, as set forth on the attached Long-Term Incentive Awards Summary Schedule.
(dd)    “Subsidiary” means any business entity that, at the time in question, is a subsidiary of the Company within the meaning of section 424(f) of the Code.
(ee)    “Terminating Event” means any of the following events:
(1)    the liquidation of the Company; or
(2)    a Change in Control.
(ff)    “Termination of Employment” means the Grantee’s termination of employment with the Company Group. For purposes of the Plan and this Agreement, the Grantee’s Termination of Employment occurs on the date the Grantee ceases to have a regular obligation to perform services for the Company Group, without regard to whether (i) the Grantee continues on the payroll of the Company for regular, severance or other pay or (ii) the Grantee continues to participate in one or more health and welfare plans maintained by the Company Group on the same basis as active employees. Whether the Grantee ceases to have a regular obligation to perform services for the Company Group shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if the Grantee is a party to an employment agreement or severance agreement with the Company which establishes the effective date of the Grantee’s termination of employment for purposes of this Agreement, that date shall apply.

(gg)    “Third Party” means any Person other than a member of the Company Group, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company Group or an Affiliate of the Company Group.
(hh)    “1933 Act” means the Securities Act of 1933, as amended.
(ii)    “1934 Act” means the Securities Exchange Act of 1934, as amended.
2.    Grant of Performance Stock Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee the Performance Stock Option to purchase any or all of the Shares, subject to the terms and conditions set forth in this Agreement and the Plan. Each Performance Stock Option represents the right to purchase between [●]% and [●]% of the Shares based on achievement of the Performance Condition, as set forth in the Long-Term Incentive Awards Summary Schedule, subject to the terms and conditions set forth in this Agreement and the Plan, including the satisfaction of the applicable Service Condition. For the avoidance of doubt, the maximum number of Shares the Grantee may purchase pursuant to this award of Performance Stock Options shall in no event exceed the Maximum Option Shares.
3.    Time of Exercise of Performance Stock Options.
(a)    Subject to the terms and conditions set forth in this Agreement and in the Plan, the Performance Stock Option shall vest in accordance with the terms and conditions set forth on the attached Long-Term Incentive Awards Summary Schedule. The Performance Stock Option will become exercisable with respect to the Earned Options on the Service Vesting Date, and shall remain exercisable until the Expiration Date, when the right to exercise shall terminate absolutely.
(b)    Notwithstanding anything to the contrary in this Agreement or the Plan, in the event of Grantee’s Termination of Employment due to Grantee’s death, the Service Condition and the Performance Condition applicable to the Performance Stock Option shall be deemed satisfied (with achievement of the Performance Conditions deemed achieved at the target performance levels) and the Performance Stock Option shall be exercisable as of the Grantee’s Termination of Employment and shall remain exercisable until the Expiration Date, when the right to exercise shall terminate absolutely.
(c)    Notwithstanding anything to the contrary in this Agreement or the Plan, in the event of Grantee’s Termination of Employment due to Grantee’s Disability, the Service Condition applicable to the Performance Stock Units shall be deemed fully satisfied as of the date of such Termination of Employment, and the Performance Stock Option will remain outstanding and eligible to vest and become exercisable on the Service Vesting Date, subject to the satisfaction of the Performance Conditions as set forth on the Long-Term Incentive Awards Summary Schedule. The Performance Stock Option will become exercisable with respect to the Earned Options on the Service Vesting Date, and shall remain exercisable until the Expiration Date, when the right to exercise shall terminate absolutely.
(d)    Notwithstanding anything to the contrary in this Agreement or the Plan, and subject to the obligations described in Paragraph 3(e), in the event of Grantee’s Termination of Employment by the Company without Cause or by the Grantee with Good Reason, the Service Condition shall be deemed satisfied based on the Pro Rata Amount and the Performance Stock Option will and remain outstanding and eligible to vest and become exercisable on the Service Vesting Date, subject to the satisfaction of the Performance Conditions as set forth on the Long-Term Incentive Awards Summary Schedule. As of the Service Vesting Date, Grantee shall be entitled to the exercise the

Performance Stock Option with respect to a number of Shares determined by multiplying (i) the number of Earned Options that would have been exercisable had the Grantee remained employed through the Service Vesting Date by (ii) the Pro Rata Amount. Subject to the obligations described in Paragraph 3(e), the Performance Stock Option shall remain exercisable as to the number of Shares determined in accordance with the previous sentence until the Expiration Date, when the right to exercise shall terminate absolutely.
(e)    Notwithstanding the foregoing, the Performance Stock Option will be subject to cancellation by the Committee, in its sole discretion, if the Grantee breaches either of the following non-solicitation or non-competition obligations during the period following the Grantee’s Termination of Employment in which the Performance Stock Option remains exercisable by the Grantee pursuant to the terms of this Agreement:
(1)    The Grantee shall not, directly or indirectly, solicit, induce, encourage or attempt     to influence any customer, employee, consultant, independent contractor, service     provider or supplier of the Company Group to cease to do business or to terminate     the employment or other relationship with the Company Group.
(2)    The Grantee shall not, directly or indirectly, (A) engage or be financially     interested in (as an agent, consultant, director, employee, independent contractor,     officer, owner, partner, principal or otherwise), any activities for any business     (whether conducted by an entity or individuals, including the Grantee in self-    employment) that is engaged in competition, directly or indirectly through any     entity controlling, controlled by or under common control with such business, with any of the business activities carried on by the Company, any of its subsidiaries or any other business unit of the Company, or being planned by the Company, any of its subsidiaries or any other business unit of the Company with the Grantee’s knowledge at the time of the Grantee’s termination of employment (each a, “Competitive Business”) or (B) work in the Grantee’s profession (whether or not for a Competitive Business); provided that nothing in this Paragraph 3(e)(2) shall prevent the Grantee from engaging in the practice of law. This restriction shall apply in any geographical area of the United States in which the Company Group carries out business activities. Nothing herein shall prevent the Grantee from owning for investment up to one percent (1%) of any class of equity security of an entity whose securities are traded on a national securities exchange or market.
(f)    If the Performance Stock Option remains unexercised immediately before the time at which the Performance Stock Option is scheduled to expire in accordance with the rules of the Plan and this grant document, the Earned Options shall be deemed automatically exercised in accordance with Paragraph 7(h)(ii) of the Plan immediately before the time at which the Performance Stock Option is scheduled to expire, if the Performance Stock Option satisfies the following conditions:
(1)    The Performance Stock Option is covered by a then current registration statement or a Notification under Regulation A under the 1933 Act.
(2)    The last reported sale price of a Share on the principal exchange on which Shares     are listed on the date of determination, or if such date is not a trading day, the last preceding trading day, exceeds the Option Price by such amount as may be     determined by the Committee or its delegate from time to time. Absent a contrary     determination, such excess per Share shall be $0.01.
(3)    The Grantee to whom such Performance Stock Option has been granted has not     terminated employment for Cause, and, immediately before the time at which such

Performance Stock Option is scheduled to expire, there is no basis for a termination of employment for Cause.
A Performance Stock Option subject to this Paragraph 3(f) shall be exercised via cashless exercise, such that subject to the other terms and conditions of the Plan, following the date of exercise, the Company shall deliver to the Grantee Shares having a value, at the time of exercise, equal to the excess, if any, of (A) the value of such Shares based on the last reported sale price of such Shares on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading date, over (B) the sum of (1) the aggregate Option Price for such Shares, plus (2) the applicable tax withholding amounts (as determined pursuant to Paragraph 15 of the Plan) for such exercise; provided that, in connection with such cashless exercise that would not result in the issuance of a whole number of Shares, the Company shall pay cash in lieu of any fractional Share.
4.    Forfeiture of Performance Stock Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, in the event of Grantee’s Termination of Employment, Grantee shall forfeit the Performance Stock Options that will not become exercisable pursuant to Paragraph 3, effective as of such Termination of Employment. Upon a forfeiture of the Performance Stock Options as provided in this Paragraph 4, the Performance Stock Options shall be deemed forfeited and canceled.
5.    Terminating Event.
(a)    The Company shall give the Grantee at least thirty (30) days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. Upon receipt of such notice, and for a period of ten (10) days thereafter (or such shorter period as the Board shall reasonably determine and so notify the Grantee), the Grantee shall be permitted to exercise the Performance Stock Option to the extent the Performance Stock Option is then exercisable; provided that the Company may, by similar notice, require the Grantee to exercise the Performance Stock Option, to the extent the Performance Stock Option is then exercisable, or to forfeit the Performance Stock Option (or portion thereof, as applicable). Upon the close of the period described in this Paragraph 5(a) during which an Performance Stock Option may be exercised in connection with a Terminating Event, such Performance Stock Option (including such portion thereof that is not exercisable) shall terminate to the extent that such Performance Stock Option has not theretofore been exercised.
(b)    Notwithstanding Paragraph 5(a), in the event the Terminating Event is not consummated, the Performance Stock Option shall be deemed not to have been exercised and shall be exercisable thereafter to the extent it would have been exercisable if no such notice had been given.
6.    Payment for Shares. Full payment for Shares purchased upon the exercise of the Earned Options shall be made at the election of the Grantee by one of the following methods:
(a)    via cashless exercise, such that subject to the other terms and conditions of this Agreement and the Plan, the Company shall deliver to the Grantee Shares having a Fair Market Value, as of the Date of Exercise, equal to the excess, if any, of (a) the Fair Market Value of such Shares on the Date of Exercise of the Earned Options over (b) the sum of (i) the aggregate Option Price for such Shares, plus (ii) the applicable tax withholding amounts (as determined pursuant to Paragraph 17 of this Agreement and Paragraph 15(b) of the Plan) for such exercise; provided that, in connection with a cashless exercise that would not result in the issuance of a whole number of Shares, the Company shall withhold cash that would otherwise be payable to the Grantee from its regular payroll or the Grantee shall deliver cash or a certified check payable to the order of the Company for the balance of the option price for a whole Share to the extent necessary to avoid the issuance of a fractional Share or the payment of cash by the Company; or
(b)    via Grantee delivering cash or a certified check payable to the order of the Company for the sum of (i) the aggregate Option Price for such Shares, plus (ii) the applicable tax withholding amounts (as determined pursuant to Paragraph 17 of this Agreement and Paragraph 15(b) of the Plan) for such exercise.
7.    Manner of Exercise. The Performance Stock Option shall be exercised by giving written notice of exercise in accordance with the manner prescribed by the Committee. Such notice shall be irrevocable once given. Such notice shall be accompanied by a statement that Grantee is in compliance with all applicable provisions of HSR, if requested by the Committee.
8.    Restrictions on Sale of Shares. Notwithstanding anything to the contrary in this Agreement or the Plan, any Shares delivered to the Grantee pursuant to the exercise of Earned Options shall not be sold, transferred, assigned, alienated, disposed, hypothecated, conveyed, pledged or encumbered in any manner whatsoever, by Grantee (or, if applicable, the Grantee’s estate or beneficiaries) prior to the tenth anniversary of the Date of Grant of the Performance Stock Option.
9.    Nontransferability of Performance Stock Option. The Performance Stock Option may not be transferred or assigned by the Grantee otherwise than by will or the laws of descent and distribution or be exercised during his life other than by the Grantee or for his benefit by his attorney-in-fact or guardian. Any attempt at assignment, transfer, pledge or disposition of the Performance Stock Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Performance Stock Option shall be null and void and without effect. Any exercise of the Performance Stock Option by a person other than the Grantee shall be accompanied by appropriate proofs of the right of such person to exercise the Performance Stock Option.
10.    Securities Laws. The Committee may from time to time impose any conditions on the exercise of the Performance Stock Option as it deems necessary or appropriate to comply with the then-existing requirements of the 1933 Act or the 1934 Act, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. If the listing, registration or qualification of Shares issuable on the exercise of the Performance Stock Option upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of such Shares, the Company shall not be obligated to issue or deliver the certificates representing the Shares otherwise issuable on the exercise of the Performance Stock Option unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on such Shares calling attention to the fact that they have been acquired for investment and have not been registered.
11.    Issuance of Certificate at Closing. Subject to the provisions of this Paragraph 11, the Closing Date shall occur as promptly as is feasible after the exercise of the Performance Stock Option. Subject to the provisions of Paragraphs 10 and 13 hereof, a certificate for the Shares issuable on the exercise of the Performance Stock Option shall be delivered to the Grantee or to his personal representative, heir or legatee at the Closing.

12.    Repayment. Notwithstanding anything to the contrary contained herein, the Performance Stock Option shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time (including, without limitation, any policy adopted to comply with Rule 10D-1 of the 1934 Act or any related stock exchange rules), and the Committee may, to the extent permitted or shall, to the extent required, by applicable law and stock exchange rules or by any applicable Company policy or arrangement, (i) cancel or require reimbursement of any Shares issued or cash received upon the exercise of the Performance Stock Option or sale of Shares underlying such option and (ii) effect the cancellation of Earned Options or unvested Performance Stock Options.
13.    Rights Prior to Exercise. The Grantee shall not have any right as a stockholder with respect to any Shares subject to his Performance Stock Options until the Performance Stock Option shall have been exercised in accordance with the terms of the Plan and this Agreement and the Company shall have delivered the Shares. In the event that the Grantee’s Termination of Employment is for Cause, upon a determination by the Committee, the Grantee shall automatically forfeit all Shares otherwise subject to delivery upon exercise of an Performance Stock Option but for which the Company has not yet delivered the Shares.
14.    Status of Performance Stock Option; Interpretation. The Performance Stock Option is intended to be a non-qualified stock option. Accordingly, it is intended that the transfer of property pursuant to the exercise of the Performance Stock Option be subject to federal income tax in accordance with section 83 of the Code. The Performance Stock Option is not intended to qualify as an incentive stock option within the meaning of section 422 of the Code. The interpretation and construction of any provision of this Performance Stock Option or the Plan made by the Committee shall be final and conclusive and, insofar as possible, shall be consistent with the intention expressed in this Paragraph 14.
15.    Performance Stock Option Not to Affect Employment. The Performance Stock Option granted hereunder shall not confer upon the Grantee any right to continue in service as an employee, officer or director of the Company or any subsidiary of the Company.
16.    Miscellaneous.
(a)    The address for the Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the Grantee’s address contained in the Company’s personnel records, or such other address as the Grantee may provide to the Company by written notice.
(b)    This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.
(c)    The validity, performance, construction and effect of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
(d)    If any term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.
(e)    The Grantee hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America, in each case located in Philadelphia, Pennsylvania, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (“Litigation”) and agrees not to commence any Litigation except in any such court, and further agrees that service of process, summons, notice or document by U.S. registered mail to his respective address shall be effective service of process for any Litigation brought against him in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the Commonwealth of Pennsylvania or of the United States of America, in each case located in Philadelphia, Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.
17.    Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer Shares in connection with the exercise of the Performance Stock Option, the Company shall have the right to (a) withhold Shares subject to the Grantee’s exercise of the Performance Stock Option as provided in Paragraph 6 of the Agreement and Paragraph 15(b) of the Plan, (b) require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (c) take whatever action it deems necessary to protect its interests with respect to tax liabilities.
18.    HSR. To the extent necessary to comply with the filing requirements under HSR, Grantee agrees to take any and all necessary actions to arrange for and complete the immediate and automatic sale of the Shares acquired upon the exercise of the Option covered by this Agreement.

IN WITNESS WHEREOF, the Company has granted this Agreement on the day and year first above written.

COMCAST CORPORATION

BY: [●] Title: [●]

LONG-TERM INCENTIVE AWARDS SUMMARY SCHEDULE
This Long-Term Incentive Awards Summary Schedule (this “Schedule”) provides certain information related to the Performance Stock Option granted to Grantee by the Company on the Date of Grant pursuant to the Non-Qualified Performance Stock Option Award Agreement to which this Schedule is attached.
Capitalized terms that are not otherwise defined in this Schedule shall have the meanings given to them in the applicable Non-Qualified Performance Stock Option Award Agreement or in the Plan.
This Schedule is intended to be, and shall at all times be interpreted as, a part of the Non-Qualified Performance Stock Option Award Agreement to which it relates.
Performance Stock Option Award

Grantee:	[●]
Date of Grant:	[●]
Exercise Price:	[●]
Common Stock:	Comcast Corporation Class A Common Stock
Number of Performance Stock Options Granted:	[●] Performance Stock Options (“Target Options”)
Maximum Option Shares:
The maximum number of Shares that may be purchased under this award of Performance Stock Options will in no event exceed [●] Shares (subject to adjustment in accordance with Paragraph 10 of the Plan) (which represents [●] % of the Shares underlying the Target Options, assuming Performance Goal Achievement at the maximum performance level) (the “Maximum Option Shares”).

Vesting of Performance Stock Options:	The Performance Stock Options will vest upon the satisfaction of both of the Service Condition and the Performance Condition applicable to the Performance Stock Options, as set forth in more detail below.
Performance Condition:[1]
The satisfaction of the “Performance Condition” will be determined as follows:
The number of Performance Stock Options earned and eligible to vest and become exercisable, as finally determined pursuant to this Schedule (the “Earned Options”), will be equal to (i) the number of Target Options multiplied by (ii) the Performance Goal Achievement Percentage.

1 The performance goals may be any financial, operational or shareholder return metrics (or any combination thereof) determined by the Board or the Committee, and may be measured on an absolute and/or relative basis.

[●] Performance Goal Achievement Percentages:
[●] Performance Goal
The “Performance Goal Achievement Percentage” will be determined as follows (provided that there will be straight-line interpolation to derive the Performance Goal Achievement Percentage not expressly set forth below):
[●]
For the avoidance of doubt, in no event will the Performance Goal Achievement Percentage exceed [●]%.

Performance Period:	The “Performance Period” means the period beginning [●] and ending [●].
Service Condition:
Except as otherwise provided in Paragraph 3 of Performance Stock Option Award Agreement, Grantee will satisfy the “Service Condition” applicable to the Earned Options on [●] (the “Service Vesting Date”), subject to Grantee’s continued employment through the Service Vesting Date.

Definitions:
“Average Annual Growth in FCF per Share” means [●]
“Ending Company FCF per Share” means [●].
“Free Cash Flow per Share” means [●]
“Growth in FCF per Share” means [●]
“Starting Company FCF per Share” means [●]